Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

JOHNSON PROFESSIONAL HOLDINGS, INC.

FIRST: The name of the corporation is Johnson Professional Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, and the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 10,000 shares, consisting of 7,000 sharers of Class A Common Stock, par value $0.01 per share, and 3,000 shares of Class B Common Stock, par value $0.01 per share.

FIFTH: The name and mailing addresses of the persons who will serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are:

Name	Address
S. Curtis Johnson	c/o S.C. Johnson Commercial Markets, Inc. 8310 16th Street Sturtevant, WI 53177-0902

JoAnne Brandes	c/o S.C. Johnson Commercial Markets, Inc. 8310 16th Street Sturtevant, WI 53177-0902

Michael J. Bailey	c/o S.C. Johnson Commercial Markets, Inc. 8310 16th Street Sturtevant, WI 53177-0902

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or any other applicable laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders. The Corporation may in its bylaws, confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

EIGHTH: The Corporation reserves the right at any time and from time to time to alter, amend, or repeal any provision contained in this Certificate of Incorporation or adopt any other provision authorized by the laws of the State of Delaware from time to time, in the manner now or hereafter prescribed herein or by applicable law, and all rights, powers, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

NINTH: The name and mailing address of the incorporator are: Luis F. Machado, c/o S.C. Johnson Commercial Markets, Inc., 8310 16th Street, Sturtevant, WI 53177-0902.

I, the undersigned, for the purpose of incorporating a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7th day of November, 2001.

/s/ LUIS F. MACHADO
Luis F. Machado

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOHNSON PROFESSIONAL HOLDINGS, INC.

The date of filing of the original Certificate of Incorporation of Johnson Professional Holdings, Inc. with the Secretary of State of the State of Delaware is November 8, 2001, and this Amended and Restated Certificate of Incorporation, which amends and restates such original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The undersigned, JoAnne Brandes, being the Vice-President and Secretary of Johnson Professional Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Johnson Professional Holdings, Inc., and the original certificate of incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on November 8, 2001.

2.	This Amended and Restated Certificate of Incorporation was duly adopted and declared advisable by unanimous written consent of the board of directors of the Corporation in accordance with Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.	This Amended and Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation by means of written action in lieu of a meeting in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

4.	This Certificate has been duly executed and acknowledged by an officer of the Company designated in such unanimous written consent of the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the DGCL.

5.	The certificate of incorporation of the Corporation is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

Executed and acknowledged as of April 30, 2002.

JOHNSON PROFESSIONAL HOLDINGS, INC.

By:	/s/ JOANNE BRANDES
Name:	JoAnne Brandes
Title:	Vice-President and Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOHNSON PROFESSIONAL HOLDINGS, INC.

A Delaware corporation

As of May 1, 2002

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JOHNSON PROFESSIONAL HOLDINGS, INC.

FIRST: NAME. The name of this corporation is Johnson Professional Holdings, Inc. (the “Corporation”).

SECOND: REGISTERED OFFICE AND REGISTERED AGENT. The Corporation’s registered office in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware, New Castle County. The registered agent in charge at such address is The Corporation Trust Company.

THIRD: PURPOSE. The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: AUTHORIZED CAPITAL STOCK.

I. AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation has authority to issue is 11,000 shares, consisting of:

A. 7,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”);

B. 3,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

C. 1,000 shares of ordinary preferred stock, par value $0.01 per share (the “Preferred Stock”).

II. COMMON STOCK.

A.

1. Except as otherwise provided in subsection B. of this Section II or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

Subject to any rights of holders of any class or series of Preferred Stock, when, as and if dividends or distributions are declared on outstanding shares of Common Stock, whether payable in cash, in property or in securities of the Corporation, each holder of outstanding shares of Common Stock shall be entitled to share ratably in such dividends and distributions in proportion to the number of shares of Common Stock held by such holder.

Subject to subsection B. of this Section II and any rights of holders of any class or series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of outstanding shares of Common Stock shall be entitled to share ratably in the assets of the Corporation to be distributed among the holders of shares of Common Stock in proportion to the number of shares of Common Stock held by such holder.

2. a. Each holder of Common Stock shall have one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting, and the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class.

b. Except as otherwise specified in Annex A hereto, including paragraphs (b) and (c) thereof, the affirmative vote of the holders of Class A and Class B Common Stock, voting together as one class, representing in the aggregate more than 90% of the total outstanding shares of Common Stock (the “Requisite Vote”) shall be required to approve any of the matters described on Annex A hereto (each, a “Veto Matter”), and any action of the Board of Directors with respect to such Veto Matters shall be subject to the requirements of this Section II.A.2.b with respect to obtaining such approval in accordance with Annex A hereto, and no such matter shall become effective until such approval, if required, has been obtained.

B. Subject to any rights of holders of any class or series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of Class B Common Stock shall be entitled to be paid, before any distribution or payment is made upon any of the Class A Common Stock or other common stock of the Corporation, out of the assets of the Corporation available for distribution to stockholders, an amount in cash equal to the aggregate Class B Liquidation Preference (as hereinafter defined) of all shares of Class B Common Stock held by such holder. After payment of the full amount of the aggregate Class B Liquidation Preference, the holders of Class B Common Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Class B Common Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Class B Liquidation Preference of the shares of Class B Common Stock held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Class B Common Stock. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subsection B. “Class B Liquidation Preference” of shares of Class B Common Stock shall be equal to the Share Price of such shares, as determined in accordance with the Stockholders’ Agreement, to be entered into on or about May 3, 2002, among the Corporation and certain of its stockholders (as amended from time to time, the “Stockholders’ Agreement”).

III. PREFERRED STOCK. Subject to Section II.A.2.b of Article Fourth hereof, shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full and limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, including the dividend rate, redemption price and liquidation preference, and may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock, or any debt securities, of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in this Amended and Restated Certificate of Incorporation or in any amendment hereto or in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the DGCL. The authority of the Board of Directors with respect to each series shall also include, but not be limited to, the determination of restrictions, if any, on the issue or reissue of any additional shares of Preferred Stock.

FIFTH: MANAGEMENT OF THE AFFAIRS OF THE CORPORATION. The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Amended and Restated Certificate of Incorporation (including Section II.A.2.b of Article Fourth hereof) or by the Bylaws of the Corporation (the “Bylaws”).

The Board of Directors shall consist of such number of directors as shall be fixed in the Bylaws, which number shall be in accordance with the provisions of the Stockholders’ Agreement. Election of directors of the Corporation need not be by written ballot, unless required by the Bylaws.

The Bylaws, or any of them, may be altered, amended or repealed, or new bylaws may be adopted, but only to the extent any such alteration, amendment, repeal or new bylaw is not inconsistent with any provision of this Amended and Restated Certificate of Incorporation, either by a majority of the whole Board of Directors or by the stockholders of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that no alteration, amendment or repeal of Articles II, III, IV or IX of the Bylaws may be made (1) by the Board of Directors, or (2) by the stockholders without the Requisite Vote.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of the State of Delaware.

SIXTH: DIRECTOR LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended, without further action by either the Board of Directors or the stockholders of the Corporation.

Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

SEVENTH: CORPORATE OPPORTUNITIES.

I. DEFINITIONS. As used in this Article Seventh, the following terms shall have the following meanings:

A. “Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of another Person whether through the ownership of securities, by contract or agency, or otherwise, it being understood that, without prejudice to the generality of the foregoing, a Person shall be presumed to have control of an Entity when such Person has direct or indirect ownership of more than 50% of (1) the aggregate number of votes which may be cast by holders of outstanding common stock and any other securities issued by such Entity that are entitled to vote generally for the election of directors, managers or trustees of such Entity (other than securities having such powers only upon the occurrence of a contingency unless that contingency is satisfied at that time), or (2) the general partnership interests or other voting interests in such Entity.

B. “Corporate Opportunity” means any potential investment, transaction, business venture, contractual or other business relationship, prospective economic advantage or other opportunity within or similar to the Corporation’s activities or lines of business or otherwise in which the Corporation may, but for the provisions of this Article Seventh, have an interest or expectancy.

C. “Corporation” means the Corporation and its Affiliates (other than any Specified Recipient).

D. “Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

E. “Holdco” means Commercial Markets Holdco, Inc., a Wisconsin corporation.

F. “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity.

G. “Specified Recipients” means Holdco, Unilever PLC, a company organized under the laws of England and Wales, Unilever N.V., a company organized under the laws of The Netherlands, and their respective Affiliates (other than the Corporation).

II. RENOUNCED CORPORATE OPPORTUNITIES. To the fullest extent permitted by Delaware law, but subject to Section IV of this Article Seventh:

A. Except as otherwise provided in subsection B. of this Section II, if any Specified Recipient or any of its officers, directors, agents, stockholders, members or partners acquires knowledge of, or engages in or exploits, any Corporate Opportunity, the Corporation shall have no interest or expectancy in, or in being offered an opportunity to participate in, such Corporate Opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Person (1) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, (2) shall have the right to hold any such Corporate Opportunity for its (and/or its officers’, directors’, agents’, stockholders’, members’ or partners’) own account or to recommend, sell, assign, or transfer such Corporate Opportunity to Persons other than the Corporation, and (3) shall not breach any fiduciary duty to the Corporation, in such Person’s capacity as a stockholder of the Corporation or otherwise, by reason of the fact that such Person pursues or acquires such Corporate

Opportunity for itself, directs, sells, assigns, or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

B. Notwithstanding the provisions of subsection A. of this Section II, the Corporation does not renounce any interest or expectancy it may have in (1) any Corporate Opportunity that is offered to any individual who is an officer of the Corporation and who is also a director but not an officer of a Specified Recipient, (2) any Corporate Opportunity that is offered to any individual who is a director but not an officer of the Corporation and who is also a director or officer of a Specified Recipient if such opportunity is expressly offered to such individual primarily in his or her capacity as a director of the Corporation, (3) any Corporate Opportunity that is offered to any individual who is an officer of the Corporation and who is also an officer of Holdco, or (4) any Corporate Opportunity that is offered to any individual who is an officer of both the Corporation and a Specified Recipient (other than Holdco) if such opportunity is expressly offered to such individual primarily in his or her capacity as an officer of the Corporation, and all such Corporate Opportunities shall belong to the Corporation.

C. For purposes of this Article Seventh only, a director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the Bylaws), unless such person is a full-time employee of the Corporation.

III. NOTICE. Any person purchasing or otherwise acquiring any interest in shares of capital stock of or other equity interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Seventh.

IV. OTHER RIGHTS. Nothing in this Article Seventh will affect, modify, replace or supersede any terms of any written agreements between the Corporation and any other party, including, without limitation, the Non-Competition Agreement, to be entered into on or about May 3, 2002, among the Corporation, S.C. Johnson Commercial Markets, Inc., a Delaware corporation, Unilever PLC, and Unilever N.V., and any other non-competition or similar agreement or provision for the benefit of the Corporation, or derogate from any rights the Corporation may have under such agreements or provisions.

EIGHTH: AMENDMENTS. The approval of the stockholders by the Requisite Vote shall be required to amend, repeal, or adopt any provision of this Amended and Restated Certificate of Incorporation.

Annex A

(a) Except as otherwise specified in this Annex A and subject to sections (b) and (c) of this Annex A, the Corporation shall not, and, to the extent restrictions apply, the Corporation shall cause its Subsidiaries to not, without the prior approval of the Stockholders by the Requisite Vote, take any of the following actions (each, a “Veto Matter”):

(i) The entering into by the Corporation of any transaction or transactions of a type specified in this section (a)(i) or the entering into by any Subsidiary of the Corporation of any transaction or transactions of a type specified in this section (a)(i) (other than, in any such case, any such transaction between or among any Wholly-Owned Subsidiary of the Corporation, on the one hand, and the Corporation or any other Wholly-Owned Subsidiary of the Corporation, on the other hand):

(A) except as otherwise provided in Section 7.2 of the Stockholders’ Agreement or section (c)(i) of this Annex A, any acquisition or disposition (whether by way of distribution, sale, merger, consolidation, combination, lease, assignment, license, transfer or other disposition) of any Entity, property or assets (including intellectual property), any joint venture, alliance or capital project, in any such case involving the Corporation or any of its Subsidiaries and having an aggregate fair market value or which pursuant to the terms thereof will result in aggregate expenditures or payments in excess of (1) $50 million individually, or (2) $10 million individually and $100 million collectively with other such transactions entered into in the immediately preceding twelve months, other than any of the foregoing relating to feeders or dosing equipment provided to customers (including such equipment so provided on a leased or free on loan basis) or acquired in the Ordinary Course of Business;

(B) the issuance of any additional shares of capital stock, including Shares and Common Stock Equivalents, or other equity or equity-related interests (other than performance-based cash compensation of employees under employee benefit plans), including any of the foregoing held in treasury, to any Person (including any Stockholder or pursuant to a Public Offering) after the Closing Date, other than the issuance of any of the foregoing by any Subsidiary of the Corporation to either the Corporation or any other Subsidiary of the Corporation;

(C) except as otherwise provided in Section 7.2 of the Stockholders’ Agreement or section (c)(i) of this Annex A, any merger, consolidation or similar business combination or any sale of all or substantially all of the assets or equity or any reorganization or recapitalization having similar effect, in each case, of the Corporation or any Subsidiary of the Corporation;

(D) the liquidation or dissolution of the Corporation or any Subsidiary (other than a Wholly-Owned Subsidiary) of the Corporation; and

(E) the purchase or investment by the Corporation or any Subsidiary of the Corporation of a minority equity investment or investment in the nature of Indebtedness in any Entity if such purchase or investment has a fair market value or pursuant to the terms thereof will result in payments exceeding $10 million;

(ii) The entering into by the Corporation or any Subsidiary of the Corporation of any material line of business unrelated to the Business;

(iii) The closing, winding-up, discontinuation or other exiting or termination (other than by way of any disposition of the type described in section (a)(i)(A) of this Annex A) by the Corporation or any of its Subsidiaries of any line of business that the Corporation or any of its

Subsidiaries is engaged in as of the Closing Date, if such line of business generated more than $5 million of EBITDA during the four full Fiscal Quarters immediately preceding the date on which the Requisite Vote is sought with respect to such closing, winding-up, discontinuation or other exiting or termination and such closing, winding-up, discontinuation or other exiting or termination is commenced after such Requisite Vote has been obtained;

(iv) The amendment, supplement or other modification of the principles or policies governing the amount, timing, frequency or method of calculation of dividends or distributions to the Stockholders from that described on Exhibit 7 to the Stockholders’ Agreement (the “Agreed Dividend Policy”) or the declaration by the Corporation of dividends or distributions in violation of the Agreed Dividend Policy, other than pro rata dividends or distributions to holders of Common Stock as may be required, and which are used, to enable the Holdco Stockholder to effect repurchases from employees of the Corporation and its Subsidiaries, pursuant to the Management Plan Documents, of shares of Holdco’s capital stock issued pursuant to grants approved by the Compensation Committee of the Board;

(v) The Incurrence by the Corporation or any of its Subsidiaries after the Closing Date, of Indebtedness, other than (A) Indebtedness in the nature of revolving credit or working capital Indebtedness up to the aggregate principal amount available under the revolving credit facility included in the Credit Agreement on the Closing Date (the “Revolving Credit Limits”), (B) Indebtedness under the Accounts Receivable Securitization Facility up to (1) the aggregate principal amount available thereunder as of the date of the Purchase Agreement, or (2) such higher amounts available thereafter, provided, that the difference between (1) and (2) are subtracted from either the Revolving Credit Limits or other Indebtedness permitted to be Incurred hereunder (including term debt under the Credit Agreement), (C) any additional Indebtedness over the aggregate principal amount outstanding as of the Closing Date, other than Indebtedness permitted to be Incurred pursuant to clauses (A) and (B) of this subsection (v), of no more than $50 million, provided, however, that in determining whether Indebtedness exceeds the $50 million described in this clause (C) at any time, the amortization of discount of the Notes shall not be taken into account, and (D) Indebtedness Incurred in connection with the amendment, refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, supplement, reissuance or resale (“Indebtedness Replacement”) of (I) the Indebtedness evidenced by the agreements described in clauses (A), (B) or (C) (including in the case of the Credit Agreement, both term and revolving indebtedness), (II) the Notes up to the Accreted Value (as defined in the Notes Indenture) thereof, and (III) the 144A Notes, provided, that the Indebtedness Incurred in connection with the Indebtedness Replacement does not exceed the aggregate amount of the Indebtedness outstanding under the agreements, notes and instruments to which such Indebtedness Replacement relates immediately prior to such Indebtedness Replacement.

(vi) The settlement by the Corporation or any of its Subsidiaries of any action, suit, claim or proceeding, including any investigation by a Governmental Authority, that would impose any material restrictions on the operations of the Corporation and its Subsidiaries, taken as a whole, or involving amounts in excess of $10 million, other than any such action, suit, claim, proceeding or investigation covered by insurance and for which insurance coverage has not been disclaimed in writing by the insurer;

(vii) Any change in the Corporation’s or any of its Subsidiaries’ independent auditors from Arthur Andersen LLP (other than any such change to Deloitte & Touche LLP);

(viii) Any Affiliate Transaction;

(ix) The redemption, purchase, acquisition, defeasance or retirement of any of the Corporation’s Common Stock or other equity securities or Common Stock Equivalents except, in each case, as specifically contemplated by the Stockholders’ Agreement;

(x) Except as may be required by Applicable Law or any changes therein and subject to Section 6.6(b) of the Stockholders’ Agreement, (A) any repeal or amendment of the Amended and Restated Certificate of Incorporation of the Corporation, or (B) any repeal or amendment of, or adoption of any provision inconsistent with or which relates to the subject matter of, any provision in the Bylaws, other than Article I, and Articles V through VIII, of the Bylaws;

(xi) (A) The adoption by the Corporation or any of its Subsidiaries of any stock option or employee stock ownership plan or the issuance of any equity securities pursuant to any such plan, or (B) (1) the adoption by the Corporation or any of its Subsidiaries in any 12-month period of any new employee benefit plan that individually (a “New Material Benefit Plan”) or plans that in the aggregate would result in an increase in the aggregate annual cost of benefits in excess of 10% of the aggregate annual cost of benefits of the Corporation Group for the prior Fiscal Year, or (2) the amendment by the Corporation or any of its Subsidiaries of benefit levels provided under any employee benefit plan set forth on Exhibit 8 to the Stockholders’ Agreement, which amendment would result in an increase in the annual cost of benefits under such plan in excess of 10% of the annual cost of benefits of the Corporation Group under such plan for the prior Fiscal Year, exclusive, in each case, of any such increases (including healthcare premium, prescription plan and other provider costs) attributable to general market increases in the cost of providing the same or comparable benefits or third party cost and premium increases applicable to then existing terms and conditions;

(xii) Any amendment of the Compensation Committee Charter, other than an immaterial amendment to such Charter; and

(xiii) Any amendment of the Audit Committee Charter, other than any amendment to conform such charter to the recommendations issued from time to time by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees or similar body performing a comparable function with respect to the composition and functioning of audit committees of boards of directors of United States publicly traded corporations.

(b) Without requirement of further consent, action or approval of the Board or the Stockholders, including any Requisite Vote, the Corporation and its Subsidiaries are authorized to (i) enter into each of the Transaction Documents (other than the Stockholders’ Agreement), to perform their obligations and exercise any and all of their rights and remedies thereunder and to consummate the transactions contemplated thereby, all of which actions are approved, ratified and confirmed and shall not constitute Veto Matters hereunder, and (ii) on the Closing Date, enter into each of the Financing Agreements, perform their obligations thereunder and consummate the transactions contemplated thereby, all of which actions are approved, ratified and confirmed.

(c) Notwithstanding anything in this Annex A to the contrary, the Corporation and its Subsidiaries may, without the Requisite Vote:

(i) take such action as may be necessary or appropriate to enable the Corporation (directly or indirectly and contemporaneously with, or conditional upon the performance of, its obligations under Article VIII of the Stockholders’ Agreement) to perform its obligations under Article VIII of the Stockholders’ Agreement in connection with a Partial Repurchase, including, without limitation, any Refinancing and any action relating to a Refinancing or the reduction of Indebtedness under the Financing Agreements, and may effect any Veto Matter in connection with a Partial Repurchase, except for the Veto

Matters described in sections (a)(i)(D) (as to the Corporation) and (E), (ii), (iv), (vi), (vii), (ix) (except with respect to purchases of the Unilever Shares) and (x) through (xiii), duly approved by the Board in connection therewith, including, without limitation, the sale, transfer or other disposal of part or all of the Corporation’s Japanese business, divisions, assets or Subsidiaries (including through the public sale of securities); provided, however, that all Net Proceeds of any such Veto Matter effected without the Requisite Vote are used to enable the Corporation to perform its obligations under Article VIII of the Stockholders’ Agreement; provided, further, that the consummation of any such Veto Matter effected without the Requisite Vote shall not materially impair the Corporation’s ability to purchase the Remaining Unilever Shares; provided, further, that the Share Price for the Remaining Unilever Shares shall not, after consummation of any such Veto Matter effected without the Requisite Vote, be reduced (including pursuant to Section 8.8 of the Stockholders’ Agreement), as a result of any Veto Matter described in section (a)(i)(B) of this Annex A being effected without the Requisite Vote which dilutes the equity interest of the Unilever Stockholder in the Corporation and, if such Share Price is fixed in accordance with Article VIII of the Stockholders’ Agreement, such fixed amount shall not take account of any such dilution; provided, further, that no Veto Matter shall be effected in connection with a Partial Repurchase without the Requisite Vote to the extent that, as a result of effecting such Veto Matter, the Unilever Stockholder’s Ownership Interest would be reduced below 10%;

(ii) enter into and consummate any Refinancing and any purchase of the Unilever Shares and/or Notes then beneficially owned by the Unilever Stockholder in accordance with Article VIII of the Stockholders’ Agreement and take any action and effect any Veto Matter, in each case in connection with the purchase of all such Unilever Shares and/or Notes;

(iii) following any event of default under the Notes or the Financing Agreements, take any action or enter into any transaction described in sections (a)(i)(A), (C) and (D), (a)(iii) or (a)(v) of this Annex A, and with respect to such actions and transactions, each of the Stockholders hereby agrees, consents to and acknowledges the provisions of the Financing Agreements, including the requirement to apply the proceeds of certain sales of capital stock and assets to the reduction of Indebtedness, and the rights, remedies and powers of the lenders or noteholders (other than any Unilever Group Member) and holders of collateral thereunder, and to the exercise thereof by such lenders, noteholders and holders with respect to the Corporation and its Subsidiaries;

(iv) perform the Assumed Liabilities (as defined in the Purchase Agreement), all liabilities and obligations of the Companies (as defined in the Purchase Agreement) and all leases, subleases, rental agreements, insurance policies, sales orders, licenses (including Intellectual Property licenses), agreements, purchase orders, instruments of indebtedness, guarantees and any and all other contracts or binding arrangements (whether written or oral or through course of dealing, in each case, to the extent binding) of (A) any member of the Unilever Group, relating to the DiverseyLever Business, or (B) any of the Companies, in each case as in effect as of the date of the Purchase Agreement; and

(v) repay any Indebtedness outstanding after the Closing Date, under the $12 million Promissory Note, dated November 5, 1999, issued by CMI in favor of Holdco.

(d) In connection with the Corporation seeking the Requisite Vote on a Veto Matter, such Veto Matter shall be considered at a meeting of the Board called in accordance with the Stockholders’ Agreement and the Bylaws of the Corporation prior to any request for such Requisite Vote. Thereafter, the Corporation may deliver to the Unilever Stockholder such request accompanied by a form of written consent with respect to such Veto Matter. The Unilever Stockholder shall respond to such request as promptly as practicable but not later than 10 Business Days after its receipt thereof; provided, however, that the Unilever Stockholder’s failure to respond within such 10-Business Day period shall not be deemed to constitute its approval thereof.

(e) For purposes of this Annex A, the following terms shall have the following meanings:

“144A Notes” means the 9.625% Senior Subordinated Notes due 2012 of CMI in the aggregate principal amount of $300,000,000 (the “Dollar Notes”) and the 9.625% Senior Subordinated Notes due 2012 of CMI in the aggregate principal amount of €225,000,000 (the “Euro Notes”), in each case, issued on the Closing Date.

“144A Notes Indentures” means the Indenture dated as of the Closing Date between CMI and BNY Midwest Trust Co., as trustee, providing for the issuance of the Dollar Notes and the Indenture dated as of the Closing Date between CMI and The Bank of New York, as trustee, providing for the issuance of the Euro Notes, in each case, as amended or supplemented from time to time.

“Accounts Receivable Securitization Facility” means (a) the Receivables Sale Agreement, dated as of March 2, 2001, between CMI and JWPR Corporation, (b) the Receivables Sale Agreement, dated as of March 2, 2001, between Johnson Polymer, Inc. and JWPR Corporation, (c) the Receivables Sale Agreement, dated as of March 2, 2001, between U.S. Chemical Corporation and JWPR Corporation, (d) the Receivables Sale Agreement, dated as of March 2, 2001, between Whitmire Micro-Gen Research Laboratories and JWPR Corporation, (e) the Receivables Purchase Agreement, dated as of March 2, 2001, among JWPR Corporation, Falcon Asset Securitization Corporation and Bank One, NA, and (f) the Receivables Sale and Contribution Agreement, dated as of March 2, 2001, among Johnson Polymer, Inc., U.S. Chemical Corporation, Whitmire Micro-Gen Research Laboratories, CMI, JWP Investments, Inc. and JWPR Corporation, in each case, as amended, restated or supplemented on or prior to the Closing Date, other than to increase the amount of Indebtedness available thereunder.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, for the purposes of this Annex A, (a) no Unilever Group Member shall be regarded as an Affiliate of Holdco, any other Holdco Group Member or any Corporation Group Member, and (b) no Holdco Group Member shall be regarded as an Affiliate of Unilever, any Unilever Group Member or any Corporation Group Member.

“Affiliate Transaction” means any agreement, contract, arrangement or other transaction or series of related transactions (including, without limitation, any purchase, sale, transfer, assignment, lease, license, conveyance or exchange of assets or property, any merger, consolidation or similar transaction or any provision of any service) between or among (i) the Corporation or any Affiliate controlled by the Corporation (a “Corporation-Controlled Affiliate”), on the one hand, and (ii) any Holdco Group Member (other than the Corporation or a Corporation-Controlled Affiliate) or any director or officer of any such Holdco Group Member, on the other hand, that has an aggregate fair market value or pursuant to the terms thereof will result in aggregate expenditures or aggregate payments in excess of (a) with respect to agreements, contracts, arrangements and transactions that are not on arm’s length terms, $100,000 individually, or (b) with respect to agreements, contracts, arrangements and transactions that are on arm’s length terms, $2,000,000 individually, or (c) $100,000 individually (in the case of arm’s length agreements, contracts, arrangements and transactions) or $10,000 individually (in the case of non-arm’s length agreements, contracts, arrangements and transactions), as applicable, in each case in the event that Affiliate Transactions in excess of $10,000,000, collectively, have been entered into in the immediately preceding twelve months (each, an “Affiliate Maximum Amount”); provided, however, that Affiliate Transactions shall not include (A) transactions effected pursuant to (1) any Transaction Document, (2) any agreement, contract or arrangement set forth on Part A of Exhibit 1 to the Stockholders’ Agreement as of the date of the Purchase Agreement, (3) any agreement, contract or arrangement on arm’s length terms set forth on Part B of Exhibit 1 to the Stockholders’ Agreement as of the Closing Date, (4) any agreement, contract or arrangement on arm’s length terms in effect, or entered into, on or prior to the Closing Date, that has an aggregate fair market value or pursuant to the terms thereof will result in aggregate expenditures or aggregate payments of less than $500,000 individually, and (5) any renewal, extension, amendment or modification of any of the foregoing which (x) is not material and does not provide for any price increases under such agreement, contract or arrangement in excess of 10% of then current prices, or (y) is automatically effective under the terms of such agreement, contract or arrangement as in effect on or prior to the Closing Date), (B) any agreement, contract, arrangement or transaction with respect to the compensation of a director or officer of the Corporation or any Corporation-Controlled Affiliate approved by the Compensation Committee of the Board, and (C) any employment, non-competition, confidentiality or similar agreement entered into by the Corporation or any Corporation-Controlled Affiliate with a director, officer or employee of the Corporation or a Corporation-Controlled Affiliate in the Ordinary Course of Business. For purposes of this definition, “arm’s length terms” means terms that are no less favorable to the Corporation or such Corporation-Controlled Affiliate than those that could have been obtained in a transaction by the Corporation or such Corporation-Controlled Affiliate with a Person that is an independent third party.

“Applicable EBITDA” means the aggregate EBITDA during the applicable Measurement Period, calculated in accordance with Exhibit 4 to the Stockholders’ Agreement.

“Applicable Law” means (a) all applicable and binding international, foreign, federal, European Union, national, supranational, state, regional or local laws, statutes and subordinate legislation, directives, rules, regulations, ordinances, zoning, building or other similar restrictions, orders, decisions, judgments or decrees, regulatory agreements or regulatory orders, (b) the common law and (c) the rules and regulations of any United States or foreign securities exchange.

“Approved Sale” has the meaning set forth in Section 7.2 of the Stockholders’ Agreement.

“Approved Sale Notice Date” means the date on which notice is given to the Unilever Stockholder of an Approved Sale, which notice shall not be given more than 30 calendar days prior to the date the parties enter into a definitive and binding agreement for such Approved Sale.

“Audit Committee Charter” means the statement of authority and powers of the Audit Committee of the Board adopted at the first regular meeting of the Board following the Closing Date, as such charter may be amended from time to time, subject to section (a)(xiii) of this Annex A.

“Base Value” means the enterprise value of the Corporation Group, determined as of the last day of the applicable Measurement Period, as may be agreed to by the Unilever Stockholder and the Corporation or as otherwise determined pursuant to Sections 8.9, 8.10 and 8.11 of the Stockholders’ Agreement in accordance with the Valuation Principles; provided, however, that the Base Value shall not be less than eight times the Applicable EBITDA.

“Board” means the Board of Directors of the Corporation.

“Business” means (a) the business of manufacturing, marketing, distributing, developing and selling building maintenance, cleaning, pest elimination, laundry, warewashing, food hygiene and sanitation products, plastic additives and polymer intermediates to, or for ultimate use by, Customers, and (b) the business of developing, marketing, selling and providing facilities maintenance services for Professional End-Users. Without limiting the generality of the foregoing, the Business shall include the DiverseyLever Business.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York City, Amsterdam or London are authorized or required by Applicable Law to be closed; provided, that the days beginning on an including December 21 of each year and ending on and including January 2 of each year shall not constitute Business Days.

“Bylaws” has the meaning set forth in the Stockholders’ Agreement.

“Call Notice” has the meaning set forth in the Stockholders’ Agreement.

“Call Option” has the meaning set forth in the Stockholders’ Agreement.

“Call Shares” has the meaning set forth in the Stockholders’ Agreement.

“Cash” means the cash (or cash equivalents) balance of the Corporation Group as of the last day of the applicable Measurement Period (measured on a consolidated basis in accordance with GAAP).

“Class A Common Stock” means, for purposes of this Annex A, (a) the Class A Common Stock, and (b) any equity securities issued with respect to any such Class A Common Stock by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization, or otherwise.

“Class A Shares” means shares of Class A Common Stock.

“Class B Common Stock” means, for purposes of this Annex A, (a) the Class B Common Stock, and (b) any equity securities issued with respect to any such Class B Common Stock by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization, or otherwise.

“Class B Shares” means shares of Class B Common Stock.

“Closing Date” means May 3, 2002.

“CMI” means S.C. Johnson Commercial Markets, Inc., a Delaware corporation.

“CMI Business” shall mean (a) the business of manufacturing, marketing, distributing, developing and selling building maintenance, cleaning, pest elimination, laundry, warewashing, food hygiene and sanitation products, plastic additives and polymer intermediates to Customers, and (b) the business of developing, marketing, selling and providing facilities maintenance services for Professional End-Users, in the case of (a) and (b), as conducted by the Corporation, its Subsidiaries (excluding, prior to the Closing Date, the “Companies” sold to the Corporation pursuant to the Purchase Agreement, but including them thereafter) and any other Persons that are controlled, directly or indirectly, by the Corporation.

“Common Stock Equivalents” means any options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Corporation or any of its Subsidiaries to issue or sell any shares of capital stock of or other equity interests in the Corporation or any of its Subsidiaries, or any securities or obligations convertible into, or exchangeable for, any such shares of capital stock or other equity interests, or obligating the Corporation or any of its Subsidiaries to grant, extend, or enter into any such right, agreement, arrangement or commitment, other than the issuance of any of the foregoing by any Subsidiary of the Corporation to the Corporation or any other Subsidiary of the Corporation.

“Corporation Group” means the Corporation and any Subsidiaries of the Corporation from time to time.

“Corporation Group Member” means any member of the Corporation Group.

“Compensation Committee Charter” means the statement of authority and powers of the Compensation Committee of the Board adopted at the first regular meeting of the Board following the Closing Date, as such charter may be amended from time to time, subject to section (a)(xii) of this Annex A.

“Credit Agreement” means the Credit Agreement, dated as of the Closing Date, among CMI, Johnson Wax Professional, Inc., a company organized under the laws of Canada, Johnson Professional Co., Ltd., a company organized under the laws of Japan, and Johnson Diversey Netherlands II B.V., a company organized under the laws of the Netherlands, each as a borrower, Johnson Professional Holdings, Inc., the lenders and issuers party thereto, as lenders, Citicorp USA, Inc., as administrative agent for such lenders, Goldman Sachs Credit Partners L.P., as syndication agent for the Senior Lenders, and ABN Amro Bank N.A., Bank One N.A., Royal Bank of Scotland PLC, New York Branch and General Electric Capital Corporation, each as a co-documentation agent for such lenders, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Documents” means the Credit Agreement and any and all notes, guarantees, security agreements, pledge agreements, mortgages, deposit account control agreements, fee letters, letter of credit reimbursement agreements, foreign exchange or currency swap agreements, each hedging contract to which the Corporation, or a subsidiary of the Corporation, and a lender under the Credit Agreement (or an affiliate) is a party, each agreement pursuant to which a lender under the Credit Agreement (or an affiliate) provides cash management services to the Corporation, or a subsidiary of the Corporation, other agreements delivered by the Corporation, or a subsidiary of the Corporation, granting a lien on or security interest in any of its property to secure payment of the Corporation’s, or such subsidiary’s, obligations under the Credit Agreement other documents, instruments or agreements entered into in connection with or pursuant to the foregoing, and any and all documents, instruments or agreements evidencing or securing the amendment, refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, supplement, reissuance or resale thereof.

“Customer” means (a) Professional End-Users and (b) any wholesaler, distributor, “cash and carry” outlet or similar reseller who purchases products sold by the Business, in each case described in clause (b), for the purpose of resale, either directly or indirectly, to Professional End-Users.

“DiverseyLever Business” has the meaning set forth in the Purchase Agreement.

“DiverseyLever Business Products” means (a) fabric care products, (b) machine warewashing products, (c) kitchen cleaning products, (d) personal care products, (e) building care products (including floorcare, washroom and roomcare cleaning products), (f) pest control products, (g) air cleaning products, (h) vehicle cleaning products, (i) open plant cleaning products, (j) commercial bottlewashing products, (k) track treatment products, (l) cleaning and hygiene products for intensive livestock, food and beverage processing and packaging, pasteurizer treatment, agriculture and dairy applications, (m) commercial floorcare and carpet care machines (including parts and accessories therefor), (n) cleaning and hygiene utensils and paper products for use by Professional End-Users (including tools, pads, cloths, cutting boards and the like), (o) commercial membrane cleaning products, (p) commercial cleaning in place products, (q) industrial water treatment products, (r) industrial lubricant, paper manufacturing, industrial surface cleaning and treatment, industrial maintenance and cleaning and other specialty manufacturing products, and (s) equipment used to dispense, dose, monitor or control any of the foregoing.

“EBITDA” has the meaning set forth in the Stockholders’ Agreement.

“Eighth Year” means the eighth anniversary of the Closing Date.

“Eighth Year Action” has the meaning set forth in the Stockholders’ Agreement.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Financing Agreements” means (a) the Credit Agreement and any Credit Document, (b) the 144A Notes and the 144A Notes Indentures, (c) the Notes and the Notes Indenture, (d) the Accounts Receivable Securitization Facility, (e) any other documents, indentures, notes, instruments and agreements entered into by the Corporation or any of its Subsidiaries (i) in connection with the 144A Notes and the 144A Notes Indentures, or (ii) on or prior to the Closing Date, in connection with the Credit Agreement, the Notes, the Notes Indenture, the Accounts Receivable Securitization Facility or the transactions contemplated thereby, and (f) subject to the second proviso to section (c)(i) of this Annex A, any other documents, indentures, notes, instruments or agreements entered into in connection with a Refinancing, in the case of (a) through (f) above, as amended, restated, supplemented or otherwise modified from time to time.

“Fiscal Quarter” means each three-month period ending on the Friday nearest, in each case, March 31, June 30, September 30 or December 31, as the case may be.

“Fiscal Year” means the 12-month period ending on the Friday nearest June 30 or any other comparable date on which a Fiscal Quarter ends, as fixed by the Board from time to time for annual fiscal reporting purposes.

“Funded Indebtedness” of the Corporation Group means on any date an amount equal to the aggregate outstanding principal amount of Indebtedness; provided, however, that Indebtedness in respect of the Notes shall be excluded from the amount referred to above.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court, regulatory body or other instrumentality of competent jurisdiction of the United States, the European Union or any other country, or any state, region, jurisdiction, municipality or other political subdivision of a country or any other supranational organization of sovereign states.

“Holdco” means Commercial Markets Holdco, Inc., a Wisconsin corporation.

“Holdco Group” means Holdco, its Affiliates from time to time and Johnson Family Members.

“Holdco Group Member” means any member of the Holdco Group.

“Holdco Stockholder” means, collectively, the Holdco Group Members who from time to time hold Class A Shares.

“Incur” means, with respect to any Indebtedness, to create, issue, incur (by merger, conversion, exchange or otherwise), assume, guarantee or become liable in respect of, or create any obligation to pay, such Indebtedness (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of the Corporation Group that exists at such time, and is not therefore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that any indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Corporation shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary of the Corporation; and provided, further, that amortization of discount of Indebtedness sold at a discount shall not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means the aggregate amount for the Corporation Group of all borrowings and indebtedness in the nature of borrowings (including, without limitation, financing, acceptance credits, borrowings under letter of credit facilities and similar transactions, discounting or similar facilities, finance leases, capital leases, loan stocks, bonds, debentures, notes, debt or inventory financing, sale and lease back arrangements, obligations incurred in connection with the acquisition of, or as the deferred purchase price for, property, assets or businesses, overdrafts, net obligations under any accounts receivable financing or securitization transactions, net obligations arising from hedging arrangements in respect of interest rates, currencies or raw materials or other commodities, whether or not accounted for on the balance sheet, or any other arrangements the purpose of which is to raise money, and all obligations of the type referred to above of other Persons the payment of which a Corporation Group Member is responsible for or liable (including as co-obligor, guarantor or otherwise), in each case to the extent of such responsibility or liability), in each case as reflected in the financial statements of the Corporation in accordance with GAAP or, if no financial statements are available as of the applicable date, as would be required to be so reflected on such financial statements prepared as of such date in accordance with GAAP, but excluding (a) trade and other accounts payable incurred in the ordinary course of business, and (b) obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of the relevant Corporation Group Member to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Corporation Group Member of a demand for reimbursement following payment on the letter of credit.

“Indebtedness to EBITDA Ratio” means (a) the sum of (i) Funded Indebtedness as of the last day of the applicable Measurement Period (except to the extent such Indebtedness is to be repaid and/or refinanced in connection with a Refinancing on such day and is included in clause (ii) below), and (ii) all additional Funded Indebtedness incurred or to be incurred in connection with the applicable Refinancing as if such Refinancing had occurred on such day, divided by (b) the Applicable EBITDA.

“Intellectual Property” means all intellectual property, including, without limitation, (a) all patents, industrial and utility models and registered designs, including applications, provisional applications, reissues, divisions, continuations, continuations-in-part, renewals, re-examinations and extensions of the foregoing, and all forms of protection of a similar nature or having equivalent or similar effect to any of these that may subsist anywhere in the world, (b) trademarks, service marks, proprietary rights in trade names, trade dress, domain names, labels, logos, slogans and all other devices used to identify any product, service, business or company whether registered, unregistered or at common law, and any applications for registration or registrations thereof and all forms of protection of a similar nature or having equivalent or similar effect to any of these that may subsist anywhere in the world, (c) all proprietary know-how and trade secrets (including anything deemed a “trade secret” as defined under the Delaware Uniform Trade Secret Act (DEL. CODE ANN. tit. 6, §§ 2001 et seq. (2000))) held in any form, including all product specifications, processes, formulas, product designs, plans, ideas, concepts, inventions, manufacturing, engineering and other manuals and drawings, technical information, data, research records, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information and (d) all copyrights and database rights (whether registered or unregistered and including applications for the registration of any such thing) and unregistered design rights and all forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

“Johnson Family Member” means (a) a lawful lineal descendant of Herbert F. Johnson, Jr. or Henrietta Johnson Louis or the spouse of any such person; (b) an estate, trust (including a revocable trust, declaration of trust or a voting trust), guardianship or custodianship for the primary benefit of one or more individuals described in clause (a) above; and (c) an Entity controlled by one or more individuals or entities described in clauses (a) or (b) above; provided, however, that, no Company Group Member shall be regarded as a Johnson Family Member.

“Management Plan Documents” means the Commercial Markets Holdco, Inc. Amended and Restated Long-Term Equity Incentive Plan (the “Holdco Plan”), the Long Term Incentive Plan Operating Provisions – Senior Executive under the Holdco Plan and the form of Employment Agreement under the Holdco Plan.

“Measurement Period” means:

a.	for purposes of any exercise of the Put Option, the twelve-month period ending on the last day of the most recent Fiscal Quarter covered by the most recent financial statements delivered by the Corporation pursuant to Section 6.1(b) or (c) of the Stockholders’ Agreement on or prior to the date on which such Put Option is exercised, subject to clause (x) of Section 8.4(d) of the Stockholders’ Agreement;

b.	for purposes of any exercise of the Call Option, the twelve-month period ending on the last day of the most recent Fiscal Quarter covered by the most recent financial statements delivered by the Corporation pursuant to Section 6.1(b) or (c) of the Stockholders’ Agreement on or prior to the date on which such Call Option is exercised, subject to the proviso to Section 8.5(a) of the Stockholders’ Agreement and the proviso to Section 8.5(b) of the Stockholders’ Agreement; and

c.	for purposes of an Approved Sale, the twelve-month period ending on the last day of the most recent Fiscal Quarter immediately preceding the Approved Sale Notice Date.

For the avoidance of doubt, unless the Share Price is fixed in accordance with Section 8.4(d) or 8.5(a) or (b) of the Stockholders’ Agreement, the Measurement Period shall be reset each time a Put Notice or Call Notice is given or deemed given.

“Net Proceeds” means the net proceeds, after payment of all Repurchase Expenses, of a Refinancing, any action in connection with a Partial Repurchase or an Eighth Year Action, as the case may be.

“Non-Arm’s Length Terms” has the meaning set forth in the Stockholders’ Agreement.

“Notes” means the 10.67% Senior Discount Notes due 2013 of the Corporation issued on the Closing Date, and any “Special Interest Notes” (as defined in the Notes Indenture) issued in accordance with the terms of Exhibit A to the Registration Rights Agreement dated as of the Closing Date between the Corporation and Unilever N.V.

“Notes Indenture” means the Indenture dated as of the Closing Date between the Corporation and BNY Midwest Trust Co., as trustee, providing for the issuance of the Notes, as amended or supplemented from time to time.

“Ordinary Course of Business” means, in relation to any part of the DiverseyLever Business or the CMI Business, as the case may be, the ordinary and usual course of operations of the DiverseyLever Business or the CMI Business, as the case may be, consistent with past practice.

“Ownership Interest” means, with respect to a Stockholder, the number of Shares beneficially owned by such Stockholder divided by the total number of Shares then outstanding.

“Partial Repurchase” means (a) the repurchase by the Corporation of less than all the Unilever Shares and Notes, in each case then beneficially owned by the Unilever Stockholder following the exercise by the Corporation of the Call Option pursuant to Section 8.5 of the Stockholders’ Agreement or (b) the repurchase by the Corporation of less than all the Put Securities following the exercise by the Unilever Stockholder of a Put Option pursuant to Section 8.1 of the Stockholders’ Agreement.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity.

“Professional End-Users” means commercial, industrial or institutional or other non-domestic end-users.

“Public Offering” means the sale, either in an SEC registered public offering or a Rule 144A offering, of equity securities of the Corporation resulting in net proceeds to the Corporation in excess of $20 million, and listing of such equity securities on one or more national securities exchanges, the NASDAQ National Market System or equivalent exchanges.

“Purchase Agreement” means the Purchase Agreement dated as of November 20, 2001 among the Corporation, CMI and Conopco, Inc., a New York corporation.

“Put Notice” has the meaning set forth in the Stockholders’ Agreement.

“Put Option” has the meaning set forth in the Stockholders’ Agreement.

“Put Price” has the meaning set forth in the Stockholders’ Agreement.

“Put Securities” has the meaning set forth in the Stockholders’ Agreement.

“Refinancing” means any financing, refinancing, restructuring, recapitalization or similar transaction which is undertaken for the purpose or with the effect of generating cash proceeds sufficient to enable the Corporation to pay (a) all, or any portion in excess of 50% of, the Put Price for the Put Securities in connection with the exercise of the Put Option, or (b) all of the Put Price for the Call Shares subject to the exercise of the Call Option; provided, however, that no Refinancing need be undertaken or consummated by the Corporation prior to the Eighth Year (x) if, after giving effect to such Refinancing, the Corporation’s Indebtedness to EBITDA Ratio would exceed 4.6, or (y) if the Net Proceeds would be insufficient to pay at least 50% of the Put Price for the Put Securities; provided, however, that, notwithstanding anything to the contrary contained in this definition or any other provision of the Stockholders’ Agreement, so long as any obligation, amount or commitment is outstanding under any Credit Document, any such financing, refinancing, restructuring, recapitalization, or similar transaction shall only constitute a “Refinancing” for the purposes of the condition set forth in Section 8.4(a) of the

Stockholders’ Agreement if, as a result thereof, all obligations and amounts owing under such Credit Documents shall have been paid in full in cash and the obligations and commitments of the lenders (and their affiliates) thereunder shall have been terminated.

“Remaining Unilever Shares” has the meaning set forth in the Stockholders’ Agreement.

“Repurchase Expenses” means all out-of-pocket expenses and fees incurred, accrued or payable by any Corporation Group Member or on its behalf in connection with the exercise of the Put Option or the Call Option or an Approved Sale (including, without limitation, (a) fees and expenses of banks, investment banking firms, other financial institutions and their agents and counsel in connection with (i) the arranging, committing to provide or providing of any financing, or (ii) the structuring, negotiation or consummation of a Refinancing, any action in connection with a Partial Repurchase, an Eighth Year Action, an Approved Sale or any agreements relating thereto; (b) fees of counsel, accountants, experts and consultants to the Corporation; and (c) all printing and advertising expenses); provided, however, that the aggregate amount of Repurchase Expenses subtracted from the Base Value pursuant to clause (a)(iii) of the definition of “Fair Market Value” in the Stockholders’ Agreement and from the Share Price pursuant to Section 8.2(b) of the Stockholders’ Agreement, without duplication, shall not exceed the sum of (x) $45 million, plus (y) the aggregate amount of the costs described in Section 8.11(e) of the Stockholders’ Agreement.

“Share Price” has the meaning set forth in the Stockholders’ Agreement.

“Shares” means the Class A Shares and the Class B Shares.

“Stockholders” means the Persons listed on Schedule A to the Stockholders’ Agreement (as such schedule may be amended from time to time).

“Subsidiary” means, with respect to any Person, any Entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in an Entity other than a corporation if such Person or Persons shall be allocated a majority of such Entity’s gains or losses or shall be or control any managing member or general partner of such Entity.

“Transaction Documents” means the Stockholders’ Agreement, the Purchase Agreement, all agreements the forms of which, or terms sheets for which, are attached as exhibits or schedules hereto or thereto and all other documents, instruments and agreements executed in connection with the Purchase Agreement or the transactions contemplated thereby.

“Unilever Group” means Unilever NV, Unilever PLC and their respective Affiliates from time to time.

“Unilever Group Member” means any member of the Unilever Group.

“Unilever Shares” means the Class B Shares originally issued to or hereafter acquired by any Unilever Group Member.

“Unilever Stockholder” means, collectively, the Unilever Group Members who from time to time hold Class B Shares.

“Valuation Principles” means objective, generally accepted financial and valuation procedures utilized in determining the enterprise value of companies and businesses similarly situated to the Corporation Group, taking into account the following factors:

a.	The businesses of the Corporation Group (in each case taking into account any long term and contingent liabilities) shall be valued (i) as if 100% of such businesses were being sold as of the last day of the applicable Measurement Period without, for the avoidance of doubt, any premium or discount being applied to reflect the Ownership Interests being sold or transferred, (ii) on the basis of an open market sale occurring on the last day of the applicable Measurement Period between a willing seller and a willing, knowledgeable and arm’s length buyer of such businesses as a whole receiving warranties and indemnities equivalent to those set forth in the Purchase Agreement, (iii) assuming that the Corporation Group has working capital equal to the Corporation Group’s average working capital during the applicable Measurement Period which formed the basis of the Applicable EBITDA and the Base Value computations, measured on a consistent basis, and (iv) assuming that the Corporation Group has no Indebtedness or Cash.

b.	Appropriate adjustment shall be made to take into account the impact on valuation of the difference between Non-Arm’s Length Terms and arm’s length terms and, where EBITDA is the basis for the enterprise value, only to the extent such impact has not already been taken into account as an adjustment to Applicable EBITDA.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of which 100% of the outstanding equity securities or partnership or other similar ownership interests (other than director-qualifying shares or interests, shares or interests held by trustees and nominal share interests held by individuals or other entities, including, for the avoidance of doubt, the one share of CMI held by S.C. Johnson & Son, Inc.) thereof is at the time owned by that Person or one or more Wholly-Owned Subsidiaries of that Person or a combination thereof.

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

*****

Johnson Professional Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of said corporation:

“Article First of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST: NAME. The name of this corporation is JohnsonDiversey Holdings, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Johnson Professional Holdings, Inc. has caused this certificate to be signed by Joanne Brandes, its Secretary, this 1st day of May, 2002.

JOHNSON PROFESSIONAL HOLDINGS, INC.

By:	/s/ JOANNE BRANDES
[Title]